Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	October 21, 2020
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, Founder & Chief Executive Officer
David A. Dykstra, Vice Chairman & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports Record Third Quarter 2020 Net Income of $107.3 million and Year-to-Date Net Income of $191.8 million

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust”, “the Company” or "we") (Nasdaq: WTFC) announced record net income of $107.3 million or $1.67 per diluted common share for the third quarter of 2020, an increase in diluted earnings per common share of 391% compared to the second quarter of 2020 and a decrease of 1% compared to the third quarter of 2019. The Company recorded net income of $191.8 million or $3.06 per diluted common share for the first nine months of 2020 compared to net income of $269.7 million or $4.60 per diluted common share for the same period of 2019.

Highlights of the Third Quarter of 2020:
Comparative information to the second quarter of 2020

•	Total assets increased by $192 million.

•	Total loans increased by $733 million.

•	Total deposits increased by $193 million.

•
Net interest income decreased by $7.2 million primarily due to lower Paycheck Protection Program ("PPP") loan fee accretion as a result of changes to the estimated timing of loan forgiveness. The Company recognized $17.4 million of PPP loan fee accretion in the third quarter of 2020 as compared to $25.1 million in the prior quarter. As of September 30, 2020, the Company had approximately $49.3 million of PPP loan fees that have yet to be recognized in income.

•
The loans to deposits ratio ended the third quarter of 2020 at 89.7% as compared to 88.1% as of the prior quarter end. Excluding PPP loans, the loans to deposits ratio ended the third quarter of 2020 at 80.2%.

•	Mortgage banking revenue increased by $6.2 million to $108.5 million for the third quarter of 2020 as compared to $102.3 million in the prior quarter.

◦	Loans originated for sale in the third quarter of 2020 totaled $2.2 billion, essentially unchanged from the prior quarter.

•
Outstanding COVID-19 related loan modifications for customers totaled approximately $413 million or 1.4% of total loans, excluding PPP loans, as of September 30, 2020 as compared to $1.7 billion or 6.2% as of June 30, 2020.

•	Provision for credit losses totaled $25.0 million in the third quarter of 2020 as compared to $135.1 million in the second quarter of 2020.

•
Recorded net charge-offs of $9.3 million in the third quarter of 2020, of which $6.4 million were reserves on individually assessed loans as of the prior quarter end, as compared to net charge-offs of $15.4 million in the second quarter of 2020. Net charge-offs as a percentage of average total loans, totaled 12 basis points in the third quarter of 2020 on an annualized basis compared to 20 basis points on an annualized basis in the second quarter of 2020.

•
The allowance for credit losses on our core loan portfolio is approximately 1.88% of the outstanding balance as of September 30, 2020, up from 1.85% as of the prior quarter end. See Table 12 for more information.

•	Non-performing assets totaled $182.3 million, or 0.42% of total assets, as of September 30, 2020 as compared to $198.5 million, or 0.46% of total assets, as of the prior quarter end.

Other items of note from the third quarter of 2020

•
Recorded a decrease in the value of mortgage servicing rights related to changes in fair value model assumptions, net of derivative contract activity held as an economic hedge, of $3.0 million in the third quarter of 2020 as compared to a decline of $7.4 million in the prior quarter.

•
Agreed to settle long standing recourse obligation disputes which resulted in an additional accrual of $3.1 million in the third quarter of 2020, recorded as a reduction to other mortgage banking revenue.

•
Accrued $6.3 million of contingent consideration expense related to the previous acquisition of mortgage operations in the third quarter of 2020 as compared to $7.2 million in the prior quarter, which was recorded in other non-interest expense.

•	Recorded acquisition related costs of $132,000 in the third quarter of 2020 as compared to $4.9 million in the prior quarter.

•
Recorded a $9.0 million state income tax benefit in the third quarter of 2020 related to the settlement of an uncertain tax position. Net of the federal tax impact, the reduction to income tax expense was $7.1 million.

Edward J. Wehmer, Founder and Chief Executive Officer, commented, "I remain very proud of the extraordinary effort put forth by our employees to support our customers and our communities amid the challenges of COVID-19. Wintrust reported record net income of $107.3 million for the third quarter of 2020, up from $21.7 million in the second quarter of 2020. The third quarter of 2020 was characterized by strong loan growth, declining net interest income primarily due to lower PPP loan fee accretion, strong mortgage banking revenue, increased allowance for credit losses coverage and a continued focus to increase franchise value in our market area."

Mr. Wehmer continued, "The Company grew total loans by $733 million or 9%, on an annualized basis, in the third quarter of 2020 as compared to the second quarter of 2020. The Company experienced growth in its commercial, commercial real estate and premium finance receivable portfolios. In addition, the Company originated approximately $27 million of PPP loans in the third quarter of 2020. Our loan pipelines remain strong and we expect to continue to grow loans in the fourth quarter of 2020 without compromising our credit standards. Total deposits increased by $193 million as compared to the second quarter of 2020 including $205 million of non-interest bearing deposit growth. We continue to emphasize growing our franchise including gathering low cost deposits which we believe will drive value in the long term. We have accumulated excess liquidity in recent quarters and believe that, if conditions allow for suitable deployment of such excess liquidity, we could potentially increase our net interest margin by 10-25 basis points, depending on the mix of earning assets of such reinvestment. Our loans to deposits ratio ended the quarter at 89.7% and we believe that we have sufficient liquidity to meet customer loan demand."

Mr. Wehmer commented, "Net interest income decreased in the third quarter of 2020 primarily due to lower PPP loan fee accretion as a result of changes to the estimated timing of loan forgiveness. The Company recognized $17.4 million of PPP loan fee accretion in third quarter of 2020 as compared to $25.1 million in the prior quarter. Excluding the impact of PPP fees, the Company effectively offset the net interest margin impact of declining earning asset yields through downward repricing of interest-bearing deposits. We expect that, absent changes to the level of PPP loan fee accretion, we can continue to mitigate loan yield compression with deposit repricing in the fourth quarter of 2020. Further, to the extent we identify prudent opportunities to deploy excess liquidity, we may be able to improve net interest margin."

Mr. Wehmer noted, “Our mortgage banking business delivered another record quarter of mortgage banking revenue in light of the demand associated with historically low long-term interest rates. Loan volumes originated for sale in the third quarter of 2020 were $2.2 billion, essentially unchanged from the second quarter of 2020. As a result of increases in both current and forecasted revenues given the favorable mortgage banking environment, the Company recorded increased contingent consideration expense related to the previous acquisition of mortgage operations. Additionally, the Company recorded a $3.0 million decrease in the value of mortgage servicing rights related to changes in fair value model assumptions. We are leveraging efficiencies in our delivery channels and staffing strategies to keep pace with unprecedented demand. The strong quarter of mortgage performance contributed to reporting a 0.87% net overhead ratio for the third quarter of 2020. We believe the fourth quarter of 2020 will provide another strong quarter for mortgage banking production."

Commenting on credit quality, Mr. Wehmer stated, "The Company recorded provision for credit losses of $25.0 million in the third quarter increasing our allowance for credit losses. The allowance for credit losses on our core loan portfolio as of September 30, 2020 is approximately 1.88% of the outstanding balance. Net charge-offs totaled $9.3 million in the third quarter of 2020, of which $6.4 million were reserves on individually assessed loans as of the prior quarter end, as compared to $15.4 million in the second quarter of 2020. Additionally, the level of non-performing assets decreased by $16.2 million to $182.3 million. We believe that the Company’s reserves remain appropriate and we remain diligent in our review of credit."

Mindful of the challenges ahead, Mr. Wehmer noted, "We leverage robust capital and liquidity management frameworks, which include stress testing processes, to assess and monitor risk and inform decision making. The Company's capital ratios were stable in the third quarter of 2020 as net income supported asset growth. We believe the Company's capital levels remain adequate and will evaluate if it is prudent to resume repurchasing common stock."

Mr. Wehmer concluded, "We remain committed to supporting our community, including the well-being and safety of our customers and employees. We believe that our opportunities for both internal and external growth remain consistently strong and were particularly enhanced as a result of our successful participation in PPP lending. However, we continue to carefully monitor the COVID-19 pandemic and evaluate the impact that it could have on the economy, our customers and our business. We remain focused on navigating the current environment by actively monitoring and managing our credit portfolio."

The graphs below illustrate certain financial highlights of the third quarter of 2020. See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information with respect to non-GAAP financial measures/ratios, including the reconciliations to the corresponding GAAP financial measures/ratios.

SUMMARY OF RESULTS:

BALANCE SHEET

Total asset growth of $192 million in the third quarter of 2020 was primarily comprised of a $733 million increase in loans, partially offset by a $417 million decrease in investment securities and a $189 million decrease in interest-bearing deposits with banks.
The $733 million increase in loans is comprised of a $418 million increase in commercial loans, a $222 million increase in commercial real estate loans and a $148 million increase in premium finance receivables. The $417 million decrease in investment securities was primarily due to accelerated prepayments and exercised embedded call options. The Company believes that the $3.8 billion of interest-bearing deposits with banks held as of September 30, 2020 provides more than sufficient liquidity to operate its business plan.

Total liabilities increased $108 million in the third quarter of 2020 resulting primarily from a $193 million increase in total deposits. The increase in deposits includes a $272 million increase in MaxSafe money market deposits and a $205 million increase in non-interest-bearing deposits, partially offset by a $197 million decrease in wealth management deposits. Our loans to deposits ratio ended the quarter at 89.7%. Management believes in substantially funding the Company's balance sheet with core deposits and utilizes brokered or wholesale funding sources as appropriate to manage its liquidity position as well as for interest rate risk management purposes.

For more information regarding changes in the Company’s balance sheet, see Consolidated Statements of Condition and Tables 1 through 3 in this report.

NET INTEREST INCOME

For the third quarter of 2020, net interest income totaled $255.9 million, a decrease of $7.2 million as compared to the second quarter of 2020 and a decrease of $8.9 million as compared to the third quarter of 2019. The $7.2 million decrease in net interest income in the third quarter of 2020 compared to the second quarter of 2020 was primarily due to $7.7 million less PPP loan fee accretion in the third quarter of 2020.

Net interest margin was 2.56% (2.57% on a fully taxable-equivalent basis, non-GAAP) during the third quarter of 2020 compared to 2.73% (2.74% on a fully taxable-equivalent basis, non-GAAP) during the second quarter of 2020 and 3.37% (3.39% on a fully taxable-equivalent basis, non-GAAP) during the third quarter of 2019. The 17 basis point decrease in net interest margin in the third quarter of 2020 as compared to the second quarter of 2020 was attributable to a 32 basis point decline in the yield on earning assets and a four basis point decrease in the net free funds contribution partially offset by a 19 basis point decrease in the rate paid on interest-bearing liabilities. The 32 basis point decline in the yield on earning assets in the third quarter of 2020 as compared to the second quarter of 2020 was in part due to a 14 basis point impact attributed to the declining yield on PPP loans. The remaining 18 basis point decrease in earning asset yields, primarily due to declining loan yields, excluding PPP, was more than offset by a 19 basis point decrease in the rate paid on interest-bearing liabilities. The decrease in the rate paid on interest-bearing liabilities in the third quarter of 2020 as compared to the prior quarter is primarily due to a 20 basis point decrease in the rate paid on interest-bearing deposits as management initiated various deposit rate reductions given the low interest rate environment.

For more information regarding net interest income, see Tables 4 through 8 in this report.

ASSET QUALITY

The allowance for credit losses totaled $389.0 million as of September 30, 2020 an increase of $15.8 million as compared to $373.2 million as of June 30, 2020. The allowance for credit losses increased primarily due to portfolio changes partially offset by changes in the macroeconomic forecasted conditions which contributed to decrease reserves. Consistent with the recovery in economic activity since the end of the second quarter of 2020, the Company's third quarter of 2020 macroeconomic forecasts of key model inputs (Gross Domestic Product, Baa Corporate Credit spreads, Dow Jones Total Stock Market Index and Commercial Real Estate Price Index) assume an improvement in the economic outlook compared to the macroeconomic forecasts used in the second quarter of 2020. While the uncertainties around the path of the recovery are still present, the third quarter of 2020 macroeconomic forecasts assume that the impact of those uncertainties on economic growth is relatively less severe compared to that assumed in the prior quarter. The Commercial, Industrial and Other portfolio realized a decrease in the allowance for credit losses as compared to the prior quarter-end, which was primarily driven by improving Dow Jones Total Stock Market Index and Baa Corporate Credit spread macroeconomic scenario variables.  A deterioration in the CRE Price Index for the first portion of the Reasonable & Supportable period was a primary driver of increases in the allowance for credit losses of the Commercial Real Estate portfolios. Other key drivers of allowance for credit losses changes in these portfolios include, but are not limited to, net new loan growth and loan risk rating migration.

The provision for credit losses totaled $25.0 million for the third quarter of 2020 compared to $135.1 million for the second quarter of 2020 and $10.8 million for the third quarter of 2019. For more information regarding the provision for credit losses, see Table 11 in this report.

Management believes the allowance for credit losses is appropriate to account for expected credit losses. The Current Expected Credit Losses ("CECL") standard requires the Company to estimate expected credit losses over the life of the Company’s financial assets at a certain point in time. There can be no assurances, however, that future losses will not significantly exceed the amounts provided for, thereby affecting future results of operations. A summary of the allowance for credit losses calculated for the loan components in the core loan portfolio, the niche and consumer loan portfolio and the purchased loan portfolio as of September 30, 2020, June 30, 2020 and March 31, 2020 is shown on Table 12 of this report.

Net charge-offs totaled $9.3 million in the third quarter of 2020, a $6.1 million decrease from $15.4 million in the second quarter of 2020 and a $165,000 decrease from $9.4 million in the third quarter of 2019. Net charge-offs as a percentage of average total loans, totaled 12 basis points in the third quarter of 2020 on an annualized basis compared to 20 basis points on an annualized basis in the second quarter of 2020 and 15 basis points on an annualized basis in the third quarter of 2019. For more information regarding net charge-offs, see Table 10 in this report.

As of September 30, 2020, $49.9 million of all loans, or 0.2%, were 60 to 89 days past due and $186.5 million, or 0.6%, were 30 to 59 days (or one payment) past due. As of June 30, 2020, $79.3 million of all loans, or 0.3%, were 60 to 89 days past due and $166.4 million, or 0.5%, were 30 to 59 days (or one payment) past due. Many of the commercial and commercial real-estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.

The Company’s home equity and residential real estate loan portfolios continue to exhibit low delinquency rates as of September 30, 2020. Home equity loans at September 30, 2020 that are current with regard to the contractual terms of the loan agreement represent 98.3% of the total home equity portfolio. Residential real estate loans at September 30, 2020 that are current with regards to the contractual terms of the loan agreements comprised 98.2% of total residential real estate loans outstanding. For more information regarding past due loans, see Table 13 in this report.

Outstanding COVID-19 related loan modifications for customers totaled approximately $413 million or 1.4% of total loans, excluding PPP loans as of September 30, 2020 as compared to $1.7 billion or 6.2% as of June 30, 2020. The outstanding modifications primarily changed terms to interest-only payments.

The ratio of non-performing assets to total assets was 0.42% as of September 30, 2020, compared to 0.46% at June 30, 2020, and 0.38% at September 30, 2019. Non-performing assets totaled $182.3 million at September 30, 2020, compared to $198.5 million at June 30, 2020 and $132.0 million at September 30, 2019. Non-performing loans totaled $173.1 million, or 0.54% of total loans, at September 30, 2020 compared to $188.3 million, or 0.60% of total loans, at June 30, 2020 and $114.3 million, or 0.44% of total loans, at September 30, 2019. The decrease in non-performing loans as of September 30, 2020 as compared to June 30, 2020 is primarily due to an $18.8 million decrease in total non-performing premium finance receivable balances. State emergency orders and pandemic delays on processing of return premiums, which serve as our collateral, contributed to the increase in 90 day past due premium finance receivables in the second quarter of 2020. As state emergency orders expired in the third quarter of 2020, many of the non-performing premium finance receivables were modified and returned to current as of September 30, 2020. Other real estate owned ("OREO") of $9.2 million at September 30, 2020 decreased by $1.0 million compared to $10.2 million at June 30, 2020 and decreased $8.3 million compared to $17.5 million at September 30, 2019. Management is pursuing the resolution of all non-performing assets. At this time, management believes OREO is appropriately valued at the lower of carrying value or fair value less estimated costs to sell. For more information regarding non-performing assets, see Table 14 in this report.

NON-INTEREST INCOME

Wealth management revenue increased by $2.3 million during the third quarter of 2020 as compared to the second quarter of 2020 primarily due to increased asset management fees and brokerage commissions. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors, the brokerage commissions, managed money fees and insurance product commissions at Wintrust Investments and fees from tax-deferred like-kind exchange services provided by the Chicago Deferred Exchange Company.

Mortgage banking revenue increased by $6.2 million in the third quarter of 2020 as compared to the second quarter of 2020, primarily due to a $5.8 million increase in revenue related to mortgage servicing rights activity. Loans originated for sale were $2.2 billion in the third quarter of 2020, essentially unchanged from the second quarter of 2020. The percentage of origination volume from refinancing activities was 59% in the third quarter of 2020 as compared to 70% in the second quarter of 2020. Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market.

During the third quarter of 2020, the fair value of the mortgage servicing rights portfolio increased primarily due to increased capitalization of $20.9 million during the third quarter. This increase was partially offset by a negative fair value adjustment of $3.0 million as well as a reduction in value of $7.9 million due to payoffs and paydowns of the existing portfolio. The Company entered into interest rate swaps at the beginning of the fourth quarter of 2019 to economically hedge a portion of the potential negative fair value changes recorded in earnings related to its mortgage servicing rights portfolio. During the second quarter of 2020, the Company terminated the interest rate swaps. No economic hedges were outstanding relative to the mortgage servicing rights portfolio as of September 30, 2020 or June 30, 2020.

Other non-interest income decreased by $1.4 million in the third quarter of 2020 as compared to the second quarter of 2020 primarily due to lower swap fees with commercial clients.

For more information regarding non-interest income, see Tables 15 and 16 in this report.

NON-INTEREST EXPENSE

Salaries and employee benefits expense increased by $9.9 million in the third quarter of 2020 as compared to the second quarter of 2020. The $9.9 million increase is comprised of an increase of $4.8 million in employee benefits expense, an increase of $2.8 million in salaries expense, and an increase of $2.3 million in commissions and incentive compensation. The increase in employee benefits expense is primarily due to increases in employee insurance expense related to higher medical claims in the third quarter of 2020. The increase in salaries expense is primarily related to increased staffing costs to support mortgage origination. The increase in commissions and incentive compensation is primarily due to a reversal of expense associated with the Company's long term incentive program recorded in the second quarter of 2020.

Equipment expense totaled $17.3 million in the third quarter of 2020, an increase of $1.4 million as compared to the second quarter of 2020. This increase is primarily due to increased software licensing expenses.

Professional fees totaled $6.5 million in the third quarter of 2020, a decrease of $1.2 million as compared to the second quarter of 2020. The decrease in the third quarter relates primarily to lower legal and consulting fees during the period. Professional fees include legal, audit and tax fees, external loan review costs, consulting arrangements and normal regulatory exam assessments.

Data processing expenses totaled $5.7 million in the third quarter of 2020, a decrease of $4.7 million as compared to the second quarter of 2020. The decrease in the third quarter relates primarily to conversion costs of $4.5 million associated with the Countryside Bank acquisition recognized in the second quarter of 2020.

Miscellaneous expense in the third quarter of 2020 increased $1.1 million as compared to the second quarter of 2020. The increase in the third quarter is primarily due to higher loan expenses. The third quarter of 2020 included $6.3 million of contingent consideration expense related to the previous acquisition of mortgage operations as compared to $7.2 million in the prior quarter. The liability for contingent consideration expense related to the previous acquisition of mortgage operations is based upon forward looking mortgage origination volumes and the estimated profitability of that operation. Should those assumptions change going forward, the liability may need to be increased or decreased. The contractual period covering contingent consideration ends in January 2023. Miscellaneous expense also includes ATM expenses, correspondent bank charges, directors fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions, problem loan expenses and lending origination costs that are not deferred.

For more information regarding non-interest expense, see Table 17 in this report.

INCOME TAXES

The Company recorded income tax expense of $30.0 million in the third quarter of 2020 compared to $9.0 million in the second quarter of 2020 and $35.5 million in the third quarter of 2019. The effective tax rates were 21.83% in the third quarter of 2020 compared to 29.46% in the second quarter of 2020 and 26.36% in the third quarter of 2019. The effective tax rate in the third quarter of 2020 reflects a $9.0 million state income tax benefit related to the settlement of an uncertain tax position. Net of the federal tax impact, the reduction to income tax expense was $7.1 million.

BUSINESS UNIT SUMMARY

Community Banking

Through its community banking unit, the Company provides banking and financial services primarily to individuals, small to mid-sized businesses, local governmental units and institutional clients residing primarily in the local areas the Company services. In the third quarter of 2020, this unit expanded its loan and deposit portfolios. However, the banking segment also experienced net interest margin compression primarily due to lower PPP loan fee accretion in the third quarter of 2020 as compared to the second quarter of 2020.

Mortgage banking revenue was $108.5 million for the third quarter of 2020 an increase of $6.2 million as compared to the second quarter of 2020 primarily due to a $5.8 million increase in revenue related to mortgage servicing rights activity. Services charges on deposit accounts totaled $11.5 million in the third quarter of 2020 an increase of $1.1 million as compared to the second quarter of 2020 primarily due to higher account analysis and overdraft fees. The Company's gross commercial and commercial real estate loan pipelines remained strong as of September 30, 2020. Before the impact of scheduled payments and prepayments, gross commercial and commercial real estate loan pipelines were estimated to be approximately $1.3 billion to $1.5 billion at September 30, 2020. When adjusted for the probability of closing, the pipelines were estimated to be approximately $850 million to $950 million at September 30, 2020.

Specialty Finance

Through its specialty finance unit, the Company offers financing of insurance premiums for businesses and individuals, equipment financing through structured loans and lease products to customers in a variety of industries, accounts receivable financing and value-added, out-sourced administrative services and other services. Originations within the insurance premium financing receivables portfolio were $2.8 billion during the third quarter of 2020 and average balances increased by $582.1 million as compared to the second quarter of 2020. The increase in average balances was more than offset by margin compression in this portfolio resulting in a $1.3 million decrease in interest income attributed to the lower market rates of interest associated with the insurance premium finance receivables portfolio. The Company's leasing business grew during the third quarter of 2020, with its portfolio of assets, including capital leases, loans and equipment on operating leases, increasing by $20.3 million to $2.0 billion at the end of the third quarter of 2020. Revenues from the Company's out-sourced administrative services business were $1.1 million in the third quarter of 2020, an increase of $144,000 from the second quarter of 2020.

Wealth Management

Through four separate subsidiaries within its wealth management unit, the Company offers a full range of wealth management services, including trust and investment services, tax-deferred like-kind exchange services, asset management, securities brokerage services and 401(k) and retirement plan services. Wealth management revenue increased by $2.3 million in the third quarter of 2020 compared to the second quarter of 2020, totaling $25.0 million in the third quarter of 2020. Increases in asset management fees were primarily due to favorable equity market performance during the third quarter of 2020. At September 30, 2020, the Company’s wealth management subsidiaries had approximately $28.2 billion of assets under administration, which included $3.5 billion of assets owned by the Company and its subsidiary banks, representing a $1.2 billion increase from the $27.0 billion of assets under administration at June 30, 2020.

ITEMS IMPACTING COMPARATIVE FINANCIAL RESULTS

Paycheck Protection Program

On March 27, 2020, the President of the United States signed the CARES Act which authorized the Small Business Administration ("SBA") to guarantee loans under the PPP for small businesses who meet the necessary eligibility requirements in order to keep their workers on the payroll. The Company began accepting applications on April 3, 2020. As of September 30, 2020, the Company secured authorization from the SBA and funded over 12,000 PPP loans with a carrying balance of approximately $3.4 billion.

Acquisitions

On November 1, 2019, the Company completed its acquisition of SBC, Incorporated (“SBC”).  SBC was the parent company of Countryside Bank. Through this business combination, the Company acquired Countryside Bank's six banking offices located in Countryside, Burbank, Darien, Homer Glen, Oak Brook and Chicago, Illinois. As of the acquisition date, the Company acquired approximately $620 million in assets, including approximately $423 million in loans, and approximately $508 million in deposits. The Company recorded goodwill of approximately $40 million on the acquisition.

On October 7, 2019, the Company completed its acquisition of STC Bancshares Corp. (“STC”).  STC was the parent company of STC Capital Bank. Through this business combination, the Company acquired STC Capital Bank's five banking offices located in the communities of St. Charles, Geneva and South Elgin, Illinois. As of the acquisition date, the Company acquired approximately $250 million in assets, including approximately $174 million in loans, and approximately $201 million in deposits. The Company recorded goodwill of approximately $19 million on the acquisition.

On May 24, 2019, the Company completed its acquisition of Rush-Oak Corporation ("ROC"). ROC was the parent company of Oak Bank. Through this business combination, the Company acquired Oak Bank's one banking location in Chicago, Illinois. As of the acquisition date, the Company acquired approximately $223 million in assets, including approximately $125 million in loans, and approximately $161 million in deposits. The Company recorded goodwill of approximately $12 million on the acquisition.

Adoption of New Credit Losses Accounting Standard

Beginning in 2020, the Company adopted CECL, which impacted the measurement of the Company’s allowance for credit losses (including the allowance for unfunded lending-related commitments). CECL replaced the previous incurred loss methodology, which delayed recognition until such loss was probable, with a methodology that reflects an estimate of lifetime expected credit losses considering current economic condition and forecasts. Though other assets, including investment securities and other receivables, were considered in-scope of the standard and required a measurement of the allowance for credit loss, the most significant impact of CECL remains within the Company’s loan portfolios and related lending commitments. For more information regarding the adoption of CECL, see the "Asset Quality" section and the asset quality Tables 10-14 in this report.

WINTRUST FINANCIAL CORPORATION
Key Operating Measures

Wintrust’s key operating measures and growth rates for the third quarter of 2020, as compared to the second quarter of 2020 (sequential quarter) and third quarter of 2019 (linked quarter), are shown in the table below:

				% or(1) basis point (bp) change from 2nd Quarter 2020		% or basis point (bp) change from 3rd Quarter 2019
	Three Months Ended
(Dollars in thousands, except per share data)	Sep 30, 2020	Jun 30, 2020	Sep 30, 2019
Net income	$107,315	$21,659	$99,121	395%		8%
Pre-tax income, excluding provision for credit losses (non-GAAP) (2)	162,310	165,756	145,435	(2)		12
Net income per common share – diluted	1.67	0.34	1.69	391		(1)
Net revenue (3)	426,529	425,124	379,989	—		12
Net interest income	255,936	263,131	264,852	(3)		(3)
Net interest margin	2.56%	2.73%	3.37%	(17)	bp	(81)	bp
Net interest margin - fully taxable equivalent (non-GAAP) (2)	2.57	2.74	3.39	(17)		(82)
Net overhead ratio (4)	0.87	0.93	1.40	(6)		(53)
Return on average assets	0.99	0.21	1.16	78		(17)
Return on average common equity	10.66	2.17	11.42	849		(76)
Return on average tangible common equity (non-GAAP) (2)	13.43	2.95	14.36	1,048		(93)
At end of period
Total assets	$43,731,718	$43,540,017	$34,911,902	2%		25%
Total loans (5)	32,135,555	31,402,903	25,710,171	9		25
Total deposits	35,844,422	35,651,874	28,710,379	2		25
Total shareholders’ equity	4,074,089	3,990,218	3,540,325	8		15

(1)	Period-end balance sheet percentage changes are annualized.

(2)	See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.

(3)	Net revenue is net interest income plus non-interest income.

(4)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's average total assets. A lower ratio indicates a higher degree of efficiency.

(5)	Excludes mortgage loans held-for-sale.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern, for decision-making purposes, underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Financial Highlights.”

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended					Nine Months Ended
(Dollars in thousands, except per share data)	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Selected Financial Condition Data (at end of period):
Total assets	$43,731,718	$43,540,017	$38,799,847	$36,620,583	$34,911,902
Total loans (1)	32,135,555	31,402,903	27,807,321	26,800,290	25,710,171
Total deposits	35,844,422	35,651,874	31,461,660	30,107,138	28,710,379
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total shareholders’ equity	4,074,089	3,990,218	3,700,393	3,691,250	3,540,325
Selected Statements of Income Data:
Net interest income	$255,936	$263,131	$261,443	$261,879	$264,852	$780,510	$793,040
Net revenue (2)	426,529	425,124	374,685	374,099	379,989	1,226,338	1,087,992
Net income	107,315	21,659	62,812	85,964	99,121	191,786	269,733
Pre-tax income, excluding provision for credit losses (non-GAAP) (3)	162,310	165,756	140,044	124,508	145,435	468,110	409,457
Net income per common share – Basic	1.68	0.34	1.05	1.46	1.71	3.08	4.65
Net income per common share – Diluted	1.67	0.34	1.04	1.44	1.69	3.06	4.60
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	2.56%	2.73%	3.12%	3.17%	3.37%	2.79%	3.56%
Net interest margin - fully taxable equivalent (non-GAAP) (3)	2.57	2.74	3.14	3.19	3.39	2.80	3.58
Non-interest income to average assets	1.58	1.55	1.24	1.25	1.35	1.47	1.22
Non-interest expense to average assets	2.45	2.48	2.58	2.78	2.74	2.50	2.80
Net overhead ratio (4)	0.87	0.93	1.33	1.53	1.40	1.03	1.58
Return on average assets	0.99	0.21	0.69	0.96	1.16	0.63	1.11
Return on average common equity	10.66	2.17	6.82	9.52	11.42	6.56	10.74
Return on average tangible common equity (non-GAAP) (3)	13.43	2.95	8.73	12.17	14.36	8.38	13.60
Average total assets	$42,962,844	$42,042,729	$36,625,490	$35,645,190	$33,954,592	$40,552,517	$32,418,875
Average total shareholders’ equity	4,034,902	3,908,846	3,710,169	3,622,184	3,496,714	3,885,187	3,407,398
Average loans to average deposits ratio	89.6%	87.8%	90.1%	88.8%	90.6%	89.1%	92.4%
Period-end loans to deposits ratio	89.7	88.1	88.4	89.0	89.6
Common Share Data at end of period:
Market price per common share	$40.05	$43.62	$32.86	$70.90	$64.63
Book value per common share	63.57	62.14	62.13	61.68	60.24
Tangible book value per common share (non-GAAP) (3)	51.70	50.23	50.18	49.70	49.16
Common shares outstanding	57,601,991	57,573,672	57,545,352	57,821,891	56,698,429
Other Data at end of period:
Tier 1 leverage ratio (5)	8.2%	8.1%	8.5%	8.7%	8.8%
Risk-based capital ratios:
Tier 1 capital ratio (5)	10.1	10.1	9.3	9.6	9.7
Common equity tier 1 capital ratio(5)	8.9	8.8	8.9	9.2	9.3
Total capital ratio (5)	12.8	12.8	11.9	12.2	12.4
Allowance for credit losses (6)	$388,971	$373,174	$253,482	$158,461	$163,273
Allowance for loan and unfunded lending-related commitment losses to total loans	1.21%	1.19%	0.91%	0.59%	0.64%
Number of:
Bank subsidiaries	15	15	15	15	15
Banking offices	182	186	187	187	174

(1)	Excludes mortgage loans held-for-sale.

(2)	Net revenue includes net interest income and non-interest income.

(3)	See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 18 for additional information on this performance measure/ratio.

(4)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(5)	Capital ratios for current quarter-end are estimated.

(6)
The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments. Effective January 1, 2020, the allowance for credit losses also includes the allowance for investment securities as a result of the adoption of Accounting Standard Update ("ASU") 2016-13, Financial Instruments - Credit Losses.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(In thousands)	2020	2020	2020	2019	2019
Assets
Cash and due from banks	$308,639	$344,999	$349,118	$286,167	$448,755
Federal funds sold and securities purchased under resale agreements	56	58	309	309	59
Interest-bearing deposits with banks	3,825,823	4,015,072	1,943,743	2,164,560	2,260,806
Available-for-sale securities, at fair value	2,946,459	3,194,961	3,570,959	3,106,214	2,270,059
Held-to-maturity securities, at amortized cost	560,267	728,465	865,376	1,134,400	1,095,802
Trading account securities	1,720	890	2,257	1,068	3,204
Equity securities with readily determinable fair value	54,398	52,460	47,310	50,840	46,086
Federal Home Loan Bank and Federal Reserve Bank stock	135,568	135,571	134,546	100,739	92,714
Brokerage customer receivables	16,818	14,623	16,293	16,573	14,943
Mortgage loans held-for-sale	959,671	833,163	656,934	377,313	464,727
Loans, net of unearned income	32,135,555	31,402,903	27,807,321	26,800,290	25,710,171
Allowance for loan losses	(325,959)	(313,510)	(216,050)	(156,828)	(161,763)
Net loans	31,809,596	31,089,393	27,591,271	26,643,462	25,548,408
Premises and equipment, net	774,288	769,909	764,583	754,328	721,856
Lease investments, net	230,373	237,040	207,147	231,192	228,647
Accrued interest receivable and other assets	1,424,728	1,437,832	1,460,168	1,061,141	1,087,864
Trade date securities receivable	—	—	502,207	—	—
Goodwill	644,644	644,213	643,441	645,220	584,315
Other intangible assets	38,670	41,368	44,185	47,057	43,657
Total assets	$43,731,718	$43,540,017	$38,799,847	$36,620,583	$34,911,902
Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$10,409,747	$10,204,791	$7,556,755	$7,216,758	$7,067,960
Interest bearing	25,434,675	25,447,083	23,904,905	22,890,380	21,642,419
Total deposits	35,844,422	35,651,874	31,461,660	30,107,138	28,710,379
Federal Home Loan Bank advances	1,228,422	1,228,416	1,174,894	674,870	574,847
Other borrowings	507,395	508,535	487,503	418,174	410,488
Subordinated notes	436,385	436,298	436,179	436,095	435,979
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Trade date securities payable	—	—	—	—	226
Accrued interest payable and other liabilities	1,387,439	1,471,110	1,285,652	1,039,490	986,092
Total liabilities	39,657,629	39,549,799	35,099,454	32,929,333	31,371,577
Shareholders’ Equity:
Preferred stock	412,500	412,500	125,000	125,000	125,000
Common stock	58,323	58,294	58,266	57,951	56,825
Surplus	1,647,049	1,643,864	1,652,063	1,650,278	1,574,011
Treasury stock	(44,891)	(44,891)	(44,891)	(6,931)	(6,799)
Retained earnings	2,001,949	1,921,048	1,917,558	1,899,630	1,830,165
Accumulated other comprehensive loss	(841)	(597)	(7,603)	(34,678)	(38,877)
Total shareholders’ equity	4,074,089	3,990,218	3,700,393	3,691,250	3,540,325
Total liabilities and shareholders’ equity	$43,731,718	$43,540,017	$38,799,847	$36,620,583	$34,911,902

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Nine Months Ended
(In thousands, except per share data)	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Interest income
Interest and fees on loans	$280,479	$294,746	$301,839	$308,055	$314,277	$877,064	$920,425
Mortgage loans held-for-sale	5,791	4,764	3,165	3,201	3,478	13,720	8,791
Interest-bearing deposits with banks	1,181	1,310	4,768	8,971	10,326	7,259	20,832
Federal funds sold and securities purchased under resale agreements	—	16	86	390	310	102	310
Investment securities	21,819	27,105	32,467	27,611	24,758	81,391	80,435
Trading account securities	6	13	7	6	20	26	33
Federal Home Loan Bank and Federal Reserve Bank stock	1,774	1,765	1,577	1,328	1,294	5,116	4,088
Brokerage customer receivables	106	97	158	169	164	361	497
Total interest income	311,156	329,816	344,067	349,731	354,627	985,039	1,035,411
Interest expense
Interest on deposits	39,084	50,057	67,435	74,724	76,168	156,576	204,168
Interest on Federal Home Loan Bank advances	4,947	4,934	3,360	1,461	1,774	13,241	8,417
Interest on other borrowings	3,012	3,436	3,546	3,273	3,466	9,994	10,624
Interest on subordinated notes	5,474	5,506	5,472	5,504	5,470	16,452	10,051
Interest on junior subordinated debentures	2,703	2,752	2,811	2,890	2,897	8,266	9,111
Total interest expense	55,220	66,685	82,624	87,852	89,775	204,529	242,371
Net interest income	255,936	263,131	261,443	261,879	264,852	780,510	793,040
Provision for credit losses	25,026	135,053	52,961	7,826	10,834	213,040	46,038
Net interest income after provision for credit losses	230,910	128,078	208,482	254,053	254,018	567,470	747,002
Non-interest income
Wealth management	24,957	22,636	25,941	24,999	23,999	73,534	72,115
Mortgage banking	108,544	102,324	48,326	47,860	50,864	259,194	106,433
Service charges on deposit accounts	11,497	10,420	11,265	10,973	9,972	33,182	28,097
Gains (losses) on investment securities, net	411	808	(4,359)	587	710	(3,140)	2,938
Fees from covered call options	—	—	2,292	1,243	—	2,292	2,427
Trading gains (losses), net	183	(634)	(451)	46	11	(902)	(204)
Operating lease income, net	11,717	11,785	11,984	12,487	12,025	35,486	34,554
Other	13,284	14,654	18,244	14,025	17,556	46,182	48,592
Total non-interest income	170,593	161,993	113,242	112,220	115,137	445,828	294,952
Non-interest expense
Salaries and employee benefits	164,042	154,156	136,762	145,941	141,024	454,960	400,479
Equipment	17,251	15,846	14,834	14,485	13,314	47,931	37,843
Operating lease equipment	9,425	9,292	9,260	9,766	8,907	27,977	25,994
Occupancy, net	15,830	16,893	17,547	17,132	14,991	50,270	47,157
Data processing	5,689	10,406	8,373	7,569	6,522	24,468	20,251
Advertising and marketing	7,880	7,704	10,862	12,517	13,375	26,446	36,078
Professional fees	6,488	7,687	6,721	7,650	8,037	20,896	19,821
Amortization of other intangible assets	2,701	2,820	2,863	3,017	2,928	8,384	8,827
FDIC insurance	6,772	7,081	4,135	1,348	148	17,988	7,851
OREO expense, net	(168)	237	(876)	536	1,170	(807)	3,092
Other	28,309	27,246	24,160	29,630	24,138	79,715	71,142
Total non-interest expense	264,219	259,368	234,641	249,591	234,554	758,228	678,535
Income before taxes	137,284	30,703	87,083	116,682	134,601	255,070	363,419
Income tax expense	29,969	9,044	24,271	30,718	35,480	63,284	93,686
Net income	$107,315	$21,659	$62,812	$85,964	$99,121	$191,786	$269,733
Preferred stock dividends	10,286	2,050	2,050	2,050	2,050	14,386	6,150
Net income applicable to common shares	$97,029	$19,609	$60,762	$83,914	$97,071	$177,400	$263,583
Net income per common share - Basic	$1.68	$0.34	$1.05	$1.46	$1.71	$3.08	$4.65
Net income per common share - Diluted	$1.67	$0.34	$1.04	$1.44	$1.69	$3.06	$4.60
Cash dividends declared per common share	$0.28	$0.28	$0.28	$0.25	$0.25	$0.84	$0.75
Weighted average common shares outstanding	57,597	57,567	57,620	57,538	56,690	57,595	56,627
Dilutive potential common shares	449	414	575	874	773	469	724
Average common shares and dilutive common shares	58,046	57,981	58,195	58,412	57,463	58,064	57,351

TABLE 1: LOAN PORTFOLIO MIX AND GROWTH RATES AND COMMERCIAL REAL ESTATE BY STATE

						% Growth From
(Dollars in thousands)	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Dec 31, 2019 (1)	Sep 30, 2019
Balance:
Commercial
Commercial, industrial, and other	$8,897,986	$8,523,864	$9,025,886	$8,285,920	$8,195,602	10%	9%
Commercial PPP loans	3,379,013	3,335,368	—	—	—	100	100
Commercial real estate
Construction and development	1,333,149	1,285,282	1,237,274	1,200,783	1,025,961	15	30
Non-construction	7,089,993	6,915,463	6,948,257	6,819,493	6,422,706	5	10
Home equity	446,274	466,596	494,655	513,066	512,303	(17)	(13)
Residential real estate	1,384,810	1,427,429	1,377,389	1,354,221	1,218,666	3	14
Premium Finance receivables
Commercial insurance	4,060,144	3,999,774	3,465,055	3,442,027	3,449,950	24	18
Life insurance	5,488,832	5,400,802	5,221,639	5,074,602	4,795,496	11	14
Consumer and other	55,354	48,325	37,166	110,178	89,487	(66)	(38)
Total loans, net of unearned income	$32,135,555	$31,402,903	$27,807,321	$26,800,290	$25,710,171	27%	25%
Mix:
Commercial
Commercial, industrial, and other	28%	28%	32%	31%	32%
Commercial PPP loans	11	11	—	—	—
Commercial real estate
Construction and development	4	4	4	4	4
Non-construction	22	22	25	26	25
Home equity	1	1	2	2	2
Residential real estate	4	4	5	5	5
Premium Finance receivables
Commercial insurance	13	13	13	13	13
Life insurance	17	17	19	19	19
Consumer and other	0	0	0	0	0
Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Annualized.

	Sep 30, 2020		Jun 30, 2020		Mar 31, 2020		Dec 31, 2019		Sep 30, 2019
		% of Total Balance		% of Total Balance		% of Total Balance		% of Total Balance		% of Total Balance
(Dollars in thousands)	Balance		Balance		Balance		Balance		Balance
Commercial real estate - collateral location by state:
Illinois	$6,270,584	74.4%	$6,198,486	75.6%	$6,171,606	75.4%	$6,176,353	77.0%	$5,654,827	75.9%
Wisconsin	783,241	9.3	760,839	9.3	793,145	9.7	744,975	9.3	744,577	10.0
Total primary markets	$7,053,825	83.7%	$6,959,325	84.9%	$6,964,751	85.1%	$6,921,328	86.3%	$6,399,404	85.9%
Indiana	265,905	3.2	249,423	3.0	249,680	3.1	218,963	2.7	193,350	2.6
Florida	133,602	1.6	133,810	1.6	126,786	1.5	114,629	1.4	80,120	1.1
Arizona	79,086	0.9	78,135	1.0	72,214	0.9	64,022	0.8	62,657	0.8
California	82,852	1.0	81,634	1.0	63,883	0.8	64,345	0.8	67,999	0.9
Other	807,872	9.6	698,418	8.5	708,217	8.6	636,989	8.0	645,137	8.7
Total commercial real estate	$8,423,142	100%	$8,200,745	100%	$8,185,531	100%	$8,020,276	100%	$7,448,667	100%

TABLE 2: DEPOSIT PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Dec 31, 2019 (1)	Sep 30, 2019
Balance:
Non-interest bearing	$10,409,747	$10,204,791	$7,556,755	$7,216,758	$7,067,960	59%	47%
NOW and interest-bearing demand deposits	3,294,071	3,440,348	3,181,159	3,093,159	2,966,098	9	11
Wealth management deposits (2)	4,235,583	4,433,020	3,936,968	3,123,063	2,795,838	48	51
Money market	9,423,653	9,288,976	8,114,659	7,854,189	7,326,899	27	29
Savings	3,415,073	3,447,352	3,282,340	3,196,698	2,934,348	9	16
Time certificates of deposit	5,066,295	4,837,387	5,389,779	5,623,271	5,619,236	(13)	(10)
Total deposits	$35,844,422	$35,651,874	$31,461,660	$30,107,138	$28,710,379	25%	25%
Mix:
Non-interest bearing	29%	29%	24%	24%	25%
NOW and interest-bearing demand deposits	9	10	10	10	10
Wealth management deposits (2)	12	12	13	10	10
Money market	26	25	26	26	25
Savings	10	10	10	11	10
Time certificates of deposit	14	14	17	19	20
Total deposits	100%	100%	100%	100%	100%

(1)	Annualized.

(2)
Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wintrust Investments, Chicago Deferred Exchange Company, LLC ("CDEC"), trust and asset management customers of the Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts.

TABLE 3: TIME CERTIFICATES OF DEPOSIT MATURITY/RE-PRICING ANALYSIS
As of September 30, 2020

(Dollars in thousands)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit (1)
1-3 months	$671,229	1.37%
4-6 months	859,769	1.82
7-9 months	1,282,241	1.88
10-12 months	908,894	1.62
13-18 months	888,169	1.30
19-24 months	224,400	1.06
24+ months	231,593	1.24
Total	$5,066,295	1.59%

(1)	Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

TABLE 4: QUARTERLY AVERAGE BALANCES

	Average Balance for three months ended,
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(In thousands)	2020	2020	2020	2019	2019
Interest-bearing deposits with banks and cash equivalents (1)	$3,411,164	$3,240,167	$1,418,809	$2,206,251	$1,960,898
Investment securities (2)	3,789,422	4,309,471	4,780,709	3,909,699	3,410,090
FHLB and FRB stock	135,567	135,360	114,829	94,843	92,583
Liquidity management assets (6)	7,336,153	7,684,998	6,314,347	6,210,793	5,463,571
Other earning assets (3)(6)	16,656	16,917	19,166	18,353	17,809
Mortgage loans held-for-sale	822,908	705,702	403,262	381,878	379,870
Loans, net of unearned income (4)(6)	31,634,608	30,336,626	26,936,728	26,137,722	25,346,290
Total earning assets (6)	39,810,325	38,744,243	33,673,503	32,748,746	31,207,540
Allowance for loan and investment security losses (7)	(321,732)	(222,485)	(176,291)	(167,759)	(168,423)
Cash and due from banks	345,438	352,423	321,982	316,631	297,475
Other assets	3,128,813	3,168,548	2,806,296	2,747,572	2,618,000
Total assets	$42,962,844	$42,042,729	$36,625,490	$35,645,190	$33,954,592

NOW and interest-bearing demand deposits	$3,435,089	$3,323,124	$3,113,733	$3,016,991	$2,912,961
Wealth management deposits	4,239,300	4,380,996	2,838,719	2,934,292	2,888,817
Money market accounts	9,332,668	8,727,966	7,990,775	7,647,635	6,956,755
Savings accounts	3,419,586	3,394,480	3,189,835	3,028,763	2,837,039
Time deposits	4,900,839	5,104,701	5,526,407	5,682,449	5,590,228
Interest-bearing deposits	25,327,482	24,931,267	22,659,469	22,310,130	21,185,800
Federal Home Loan Bank advances	1,228,421	1,214,375	951,613	596,594	574,833
Other borrowings	512,787	493,350	469,577	415,092	416,300
Subordinated notes	436,323	436,226	436,119	436,025	436,041
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total interest-bearing liabilities	27,758,579	27,328,784	24,770,344	24,011,407	22,866,540
Non-interest-bearing deposits	9,988,769	9,607,528	7,235,177	7,128,166	6,776,786
Other liabilities	1,180,594	1,197,571	909,800	883,433	814,552
Equity	4,034,902	3,908,846	3,710,169	3,622,184	3,496,714
Total liabilities and shareholders’ equity	$42,962,844	$42,042,729	$36,625,490	$35,645,190	$33,954,592

Net free funds/contribution (5)	$12,051,746	$11,415,459	$8,903,159	$8,737,339	$8,341,000

(1)	Includes interest-bearing deposits from banks, federal funds sold and securities purchased under resale agreements.

(2)
Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include non-accrual loans.

(5)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(6)	See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.

(7)	Effective January 1, 2020 this includes the allowance for investment security losses as a result of the adoption of ASU 2016-13, Financial Instruments - Credit Losses.

TABLE 5: QUARTERLY NET INTEREST INCOME

	Net Interest Income for three months ended,
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(In thousands)	2020	2020	2020	2019	2019
Interest income:
Interest-bearing deposits with banks and cash equivalents	$1,181	$1,326	$4,854	$9,361	$10,636
Investment securities	22,365	27,643	33,018	28,184	25,332
FHLB and FRB stock	1,774	1,765	1,577	1,328	1,294
Liquidity management assets (2)	25,320	30,734	39,449	38,873	37,262
Other earning assets (2)	113	113	167	176	189
Mortgage loans held-for-sale	5,791	4,764	3,165	3,201	3,478
Loans, net of unearned income (2)	280,960	295,322	302,699	308,947	315,255
Total interest income	$312,184	$330,933	$345,480	$351,197	$356,184

Interest expense:
NOW and interest-bearing demand deposits	$1,342	$1,561	$3,665	$4,622	$5,291
Wealth management deposits	7,662	7,244	6,935	7,867	9,163
Money market accounts	7,245	13,140	22,363	25,603	25,426
Savings accounts	2,104	3,840	5,790	6,145	5,622
Time deposits	20,731	24,272	28,682	30,487	30,666
Interest-bearing deposits	39,084	50,057	67,435	74,724	76,168
Federal Home Loan Bank advances	4,947	4,934	3,360	1,461	1,774
Other borrowings	3,012	3,436	3,546	3,273	3,466
Subordinated notes	5,474	5,506	5,472	5,504	5,470
Junior subordinated debentures	2,703	2,752	2,811	2,890	2,897
Total interest expense	$55,220	$66,685	$82,624	$87,852	$89,775

Less: Fully taxable-equivalent adjustment	(1,028)	(1,117)	(1,413)	(1,466)	(1,557)
Net interest income (GAAP) (1)	255,936	263,131	261,443	261,879	264,852
Fully taxable-equivalent adjustment	1,028	1,117	1,413	1,466	1,557
Net interest income, fully taxable-equivalent (non-GAAP) (1)	$256,964	$264,248	$262,856	$263,345	$266,409

(1)	See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.

(2)
Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on the marginal federal corporate tax rate in effect as of the applicable period.

TABLE 6: QUARTERLY NET INTEREST MARGIN

	Net Interest Margin for three months ended,
	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019
Yield earned on:
Interest-bearing deposits with banks and cash equivalents	0.14%	0.16%	1.38%	1.68%	2.15%
Investment securities	2.35	2.58	2.78	2.86	2.95
FHLB and FRB stock	5.21	5.24	5.52	5.55	5.55
Liquidity management assets	1.37	1.61	2.51	2.48	2.71
Other earning assets	2.71	2.71	3.50	3.83	4.20
Mortgage loans held-for-sale	2.80	2.72	3.16	3.33	3.63
Loans, net of unearned income	3.53	3.92	4.52	4.69	4.93
Total earning assets	3.12%	3.44%	4.13%	4.25%	4.53%

Rate paid on:
NOW and interest-bearing demand deposits	0.16%	0.19%	0.47%	0.61%	0.72%
Wealth management deposits	0.72	0.67	0.98	1.06	1.26
Money market accounts	0.31	0.61	1.13	1.33	1.45
Savings accounts	0.24	0.45	0.73	0.80	0.79
Time deposits	1.68	1.91	2.09	2.13	2.18
Interest-bearing deposits	0.61	0.81	1.20	1.33	1.43
Federal Home Loan Bank advances	1.60	1.63	1.42	0.97	1.22
Other borrowings	2.34	2.80	3.04	3.13	3.30
Subordinated notes	5.02	5.05	5.02	5.05	5.02
Junior subordinated debentures	4.17	4.29	4.39	4.46	4.47
Total interest-bearing liabilities	0.79%	0.98%	1.34%	1.45%	1.56%

Interest rate spread (1)(3)	2.33%	2.46%	2.79%	2.80%	2.97%
Less: Fully taxable-equivalent adjustment	(0.01)	(0.01)	(0.02)	(0.02)	(0.02)
Net free funds/contribution (2)	0.24	0.28	0.35	0.39	0.42
Net interest margin (GAAP) (3)	2.56%	2.73%	3.12%	3.17%	3.37%
Fully taxable-equivalent adjustment	0.01	0.01	0.02	0.02	0.02
Net interest margin, fully taxable-equivalent (non-GAAP) (3)	2.57%	2.74%	3.14%	3.19%	3.39%

(1)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(2)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(3)	See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.

TABLE 7: YEAR-TO-DATE AVERAGE BALANCES, AND NET INTEREST INCOME AND MARGIN

	Average Balance for nine months ended,		Interest for nine months ended,		Yield/Rate for nine months ended,
(Dollars in thousands)	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Interest-bearing deposits with banks and cash equivalents (1)	$2,692,678	$1,254,534	$7,361	$21,142	0.37%	2.26%
Investment securities (2)	4,291,362	3,563,941	83,026	82,142	2.58	3.08
FHLB and FRB stock	128,611	97,624	5,116	4,088	5.31	5.60
Liquidity management assets (3)(8)	$7,112,651	$4,916,099	$95,503	$107,372	1.79%	2.92%
Other earning assets (3)(4)(8)	17,576	15,722	393	538	2.99	4.56
Mortgage loans held-for-sale	644,611	283,966	13,720	8,791	2.84	4.14
Loans, net of unearned income (3)(5)(8)	29,643,281	24,598,857	878,981	923,468	3.96	5.02
Total earning assets (8)	$37,418,119	$29,814,644	$988,597	$1,040,169	3.53%	4.66%
Allowance for loan and investment security losses (9)	(240,467)	(163,518)
Cash and due from banks	339,968	284,779
Other assets	3,034,897	2,482,970
Total assets	$40,552,517	$32,418,875

NOW and interest-bearing demand deposits	$3,291,176	$2,865,175	$6,569	$15,457	0.27%	0.72%
Wealth management deposits	3,821,203	2,703,853	21,840	23,254	0.76	1.15
Money market accounts	8,686,171	6,326,336	42,748	66,337	0.66	1.40
Savings accounts	3,334,944	2,768,875	11,736	14,830	0.47	0.72
Time deposits	5,176,307	5,394,651	73,683	84,290	1.90	2.09
Interest-bearing deposits	$24,309,801	$20,058,890	$156,576	$204,168	0.86%	1.36%
Federal Home Loan Bank advances	1,131,823	679,589	13,241	8,417	1.56	1.66
Other borrowings	491,981	433,465	9,994	10,624	2.71	3.28
Subordinated notes	436,223	266,430	16,452	10,051	5.03	5.03
Junior subordinated debentures	253,566	253,566	8,266	9,111	4.28	4.74
Total interest-bearing liabilities	$26,623,394	$21,691,940	$204,529	$242,371	1.03%	1.49%
Non-interest-bearing deposits	8,947,639	6,570,815
Other liabilities	1,096,297	748,722
Equity	3,885,187	3,407,398
Total liabilities and shareholders’ equity	$40,552,517	$32,418,875
Interest rate spread (6)(8)					2.50%	3.17%
Less: Fully taxable-equivalent adjustment			(3,558)	(4,758)	(0.01)	(0.02)
Net free funds/contribution (7)	$10,794,725	$8,122,704			0.30	0.41
Net interest income/ margin (GAAP) (8)			$780,510	793,040	2.79%	3.56%
Fully taxable-equivalent adjustment			3,558	4,758	0.01	0.02
Net interest income/ margin, fully taxable-equivalent (non-GAAP) (8)			$784,068	$797,798	2.80%	3.58%

(1)	Includes interest-bearing deposits from banks, federal funds sold and securities purchased under resale agreements.

(2)
Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.

(3)
Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on a marginal federal corporate tax rate in effect as of the applicable period.

(4)	Other earning assets include brokerage customer receivables and trading account securities.

(5)	Loans, net of unearned income, include non-accrual loans.

(6)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(7)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(8)	See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 18 for additional information on this performance ratio.

(9)	Effective January 1, 2020 this includes the allowance for investment security losses as a result of the adoption of ASU 2016-13, Financial Instruments - Credit Losses.

TABLE 8: INTEREST RATE SENSITIVITY

As an ongoing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on net interest income. Management measures its exposure to changes in interest rates by modeling many different interest rate scenarios.

The following interest rate scenarios display the percentage change in net interest income over a one-year time horizon assuming increases of 100 and 200 basis points and a decrease of 100 basis points. The Static Shock Scenario results incorporate actual cash flows and repricing characteristics for balance sheet instruments following an instantaneous, parallel change in market rates based upon a static (i.e. no growth or constant) balance sheet. Conversely, the Ramp Scenario results incorporate management’s projections of future volume and pricing of each of the product lines following a gradual, parallel change in market rates over twelve months. Actual results may differ from these simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies. The interest rate sensitivity for both the Static Shock and Ramp Scenario is as follows:

Static Shock Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
Sep 30, 2020	23.4%	10.9%	(8.1)%
Jun 30, 2020	25.9	12.6	(8.3)
Mar 31, 2020	22.5	10.6	(9.4)
Dec 31, 2019	18.6	9.7	(10.9)
Sep 30, 2019	20.7	10.5	(11.9)

Ramp Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
Sep 30, 2020	10.7%	5.2%	(3.5)%
Jun 30, 2020	13.0	6.7	(3.2)
Mar 31, 2020	7.7	3.7	(3.8)
Dec 31, 2019	9.3	4.8	(5.0)
Sep 30, 2019	10.1	5.2	(5.6)

TABLE 9: MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES

	Loans repricing or maturity period
As of September 30, 2020	One year or less	From one to five years	Over five years
(In thousands)				Total

Commercial
Fixed rate	$329,230	$1,831,547	$794,089	$2,954,866
Fixed Rate - PPP	—	3,379,013	—	3,379,013
Variable rate	5,923,248	19,747	125	5,943,120
Total commercial	$6,252,478	$5,230,307	$794,214	$12,276,999
Commercial real estate
Fixed rate	601,275	2,093,741	399,264	3,094,280
Variable rate	5,291,887	36,975	—	5,328,862
Total commercial real estate	$5,893,162	$2,130,716	$399,264	$8,423,142
Home equity
Fixed rate	18,022	7,551	25	25,598
Variable rate	420,676	—	—	420,676
Total home equity	$438,698	$7,551	$25	$446,274
Residential real estate
Fixed rate	29,068	12,611	463,604	505,283
Variable rate	66,816	328,865	483,846	879,527
Total residential real estate	$95,884	$341,476	$947,450	$1,384,810
Premium finance receivables - commercial
Fixed rate	3,965,026	95,118	—	4,060,144
Variable rate	—	—	—	—
Total premium finance receivables - commercial	$3,965,026	$95,118	$—	$4,060,144
Premium finance receivables - life insurance
Fixed rate	15,284	240,467	19,591	275,342
Variable rate	5,213,490	—	—	5,213,490
Total premium finance receivables - life insurance	$5,228,774	$240,467	$19,591	$5,488,832
Consumer and other
Fixed rate	28,297	5,831	1,501	35,629
Variable rate	19,725	—	—	19,725
Total consumer and other	$48,022	$5,831	$1,501	$55,354

Total per category
Fixed rate	4,986,202	7,665,879	1,678,074	14,330,155
Variable rate	16,935,842	385,587	483,971	17,805,400
Total loans, net of unearned income	$21,922,044	$8,051,466	$2,162,045	$32,135,555

Variable Rate Loan Pricing by Index:
Prime				$2,254,870
One- month LIBOR				8,977,288
Three- month LIBOR				412,969
Twelve- month LIBOR				5,870,663
Other				289,610
Total variable rate				$17,805,400

1M LIBOR
3M LIBOR
12M LIBOR
PRIME
LIBOR
PRIME
2.20
2.00
1.80
1.60
1.40
1.20
1.00
0.80
0.60
0.40
0.20
0.00
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
9/30/19
10/31/19
11/30/19
12/31/19
1/31/20
2/29/20
3/31/20
4/30/20
5/31/20
6/30/20
7/31/20
8/31/20
9/30/20

	9/30/2019	10/31/2019	11/30/2019	12/31/2019	1/31/2020	2/29/2020	3/31/2020	4/30/2020	5/31/2020	6/30/2020	7/31/2020	8/31/2020	9/30/2020
1M Libor	2.02	1.78	1.70	1.76	1.66	1.52	0.99	0.33	0.18	0.16	0.15	0.16	0.15
3M Libor	2.09	1.90	1.91	1.91	1.75	1.46	1.45	0.56	0.34	0.30	0.25	0.24	0.23
12M Libor	2.03	1.96	1.95	2.00	1.81	1.38	1.00	0.86	0.67	0.55	0.45	0.45	0.36
Prime	5.00	4.75	4.75	4.75	4.75	4.75	3.25	3.25	3.25	3.25	3.25	3.25	3.25

Source: Bloomberg

As noted in the table on the previous page, the majority of the Company’s portfolio is tied to LIBOR indices which, as shown in the table above, do not mirror the same changes as the Prime rate which has historically moved when the Federal Reserve raises or lowers interest rates.  Specifically, the Company has $9.0 billion of variable rate loans tied to one-month LIBOR and $5.9 billion of variable rate loans tied to twelve-month LIBOR. The above chart shows:

	Basis Points (bps) Change in
	Prime		1-month LIBOR		12-month LIBOR
Third Quarter 2020	0	bps	-1	bps	-19	bps
Second Quarter 2020	0		-83		-45
First Quarter 2020	-150		-77		-100
Fourth Quarter 2019	-25		-26		-3
Third Quarter 2019	-50		-38		-15

TABLE 10: ALLOWANCE FOR CREDIT LOSSES

	Three Months Ended					Nine Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Sep 30,	Sep 30,
(Dollars in thousands)	2020	2020	2020	2019	2019	2020	2019
Allowance for credit losses at beginning of period	$373,174	$253,482	$158,461	$163,273	$161,901	$158,461	$154,164
Cumulative effect adjustment from the adoption of ASU 2016-13	—	—	47,418	—	—	47,418	—
Provision for credit losses	25,026	135,053	52,961	7,826	10,834	213,040	46,038
Other adjustments	55	42	(73)	30	(13)	24	(51)
Charge-offs:
Commercial	5,270	5,686	2,153	11,222	6,775	13,109	24,658
Commercial real estate	1,529	7,224	570	533	809	9,323	4,869
Home equity	138	239	1,001	1,330	1,594	1,378	2,372
Residential real estate	83	293	401	483	25	777	315
Premium finance receivables	4,640	3,434	3,184	3,817	1,866	11,258	9,085
Consumer and other	103	99	128	167	117	330	355
Total charge-offs	11,763	16,975	7,437	17,552	11,186	36,175	41,654
Recoveries:
Commercial	428	112	384	1,871	367	924	974
Commercial real estate	175	493	263	1,404	385	931	1,112
Home equity	111	46	294	166	183	451	313
Residential real estate	25	30	60	50	203	115	372
Premium finance receivables	1,720	833	1,110	1,350	563	3,663	1,853
Consumer and other	20	58	41	43	36	119	152
Total recoveries	2,479	1,572	2,152	4,884	1,737	6,203	4,776
Net charge-offs	(9,284)	(15,403)	(5,285)	(12,668)	(9,449)	(29,972)	(36,878)
Allowance for credit losses at period end	$388,971	$373,174	$253,482	$158,461	$163,273	$388,971	$163,273

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.16%	0.20%	0.08%	0.46%	0.31%	0.15%	0.39%
Commercial real estate	0.06	0.33	0.02	(0.04)	0.02	0.14	0.07
Home equity	0.02	0.16	0.57	0.89	1.08	0.26	0.52
Residential real estate	0.02	0.09	0.11	0.14	(0.07)	0.07	(0.01)
Premium finance receivables	0.12	0.12	0.10	0.28	0.15	0.11	0.12
Consumer and other	0.49	0.25	0.56	0.41	0.27	0.41	0.24
Total loans, net of unearned income	0.12%	0.20%	0.08%	0.19%	0.15%	0.14%	0.20%

Net charge-offs as a percentage of the provision for credit losses	37.10%	11.41%	9.98%	161.87%	87.22%	14.07%	80.10%
Loans at period-end	$32,135,555	$31,402,903	$27,807,321	$26,800,290	$25,710,171
Allowance for loan losses as a percentage of loans at period end	1.01%	1.00%	0.78%	0.59%	0.63%
Allowance for loan and unfunded lending-related commitment losses as a percentage of loans at period end	1.21	1.19	0.91	0.59	0.64
Allowance for loan and unfunded lending-related commitment losses as a percentage of loans at period end, excluding PPP loans	1.35	1.33	0.91	0.59	0.64

TABLE 11: ALLOWANCE AND PROVISON FOR CREDIT LOSSES BY COMPONENT

	Three Months Ended					Nine Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Sep 30,	Sep 30,
(In thousands)	2020	2020	2020	2019	2019	2020	2019
Provision for loan losses	$21,678	$112,822	$50,396	$7,704	$10,804	$184,896	$45,922
Provision for unfunded lending-related commitments losses	3,350	22,236	2,569	122	30	28,155	116
Provision for held-to-maturity securities losses	(2)	(5)	(4)	—	—	(11)	—
Provision for credit losses	$25,026	$135,053	$52,961	$7,826	$10,834	$213,040	$46,038

Allowance for loan losses	$325,959	$313,510	$216,050	$156,828	$161,763
Allowance for unfunded lending-related commitments losses	62,949	59,599	37,362	1,633	1,510
Allowance for loan losses and unfunded lending-related commitments losses	388,908	373,109	253,412	158,461	163,273
Allowance for held-to-maturity securities losses	63	65	70	—	—
Allowance for credit losses	$388,971	$373,174	$253,482	$158,461	$163,273

TABLE 12: ALLOWANCE BY LOAN PORTFOLIO

The table below summarizes the calculation of allowance for loan losses and allowance for unfunded lending-related commitments losses for the Company’s core, niche and consumer and purchased loan portfolios, as of September 30, 2020, June 30, 2020, and March 31, 2020.

	As of Sep 30, 2020			As of Jun 30, 2020			As of Mar 31, 2020
(Dollars in thousands)	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance
Commercial:
Commercial, industrial and other, excluding PPP loans	$8,808,467	$110,045	1.25%	$8,396,485	$130,585	1.56%	$8,888,342	$104,754	1.18%
Commercial real estate:
Construction and development	1,270,235	73,565	5.79	1,193,735	67,333	5.64	1,113,863	31,687	2.84
Non-construction	6,708,538	141,249	2.11	6,397,847	108,613	1.70	6,388,142	68,914	1.08
Home equity	412,162	11,216	2.72	427,668	11,596	2.71	451,804	11,844	2.62
Residential real estate	1,309,209	11,165	0.85	1,338,801	11,200	0.84	1,274,351	11,621	0.91
Total core loan portfolio	$18,508,611	$347,240	1.88%	$17,754,536	$329,327	1.85%	$18,116,502	$228,820	1.26%
Commercial PPP loans	$3,379,013	$3	0.00%	$3,335,368	$4	0.00%	$—	$—	—%
Premium finance receivables
Commercial insurance loans	4,060,144	17,378	0.43	3,999,774	17,122	0.43	3,465,055	7,426	0.21
Life insurance loans	5,376,403	478	0.01	5,277,126	470	0.01	5,084,695	454	0.01
Consumer and other	53,191	555	1.04	45,474	556	1.22	34,111	331	0.97
Total niche and consumer loan portfolio	$12,868,751	$18,414	0.14%	$12,657,742	$18,152	0.14%	$8,583,861	$8,211	0.10%
Purchased commercial	$89,519	$2,846	3.18%	$127,379	$3,008	2.36%	$137,544	$2,592	1.88%
Purchased commercial real estate	444,369	19,196	4.32	609,163	21,180	3.48	683,526	12,195	1.78
Purchased home equity	34,112	461	1.35	38,928	593	1.52	42,851	550	1.28
Purchased residential real estate	75,601	625	0.83	88,628	715	0.81	103,038	929	0.90
Purchased life insurance loans	112,429	—	—	123,676	—	—	136,944	—	—
Purchased consumer and other	2,163	126	5.83	2,851	134	4.70	3,055	115	3.76
Total purchased loan portfolio	$758,193	$23,254	3.07%	$990,625	$25,630	2.59%	$1,106,958	$16,381	1.48%
Total loans, net of unearned income	$32,135,555	$388,908	1.21%	$31,402,903	$373,109	1.19%	$27,807,321	$253,412	0.91%
Total loans, net of unearned income, excluding PPP loans	$28,756,542	$388,905	1.35%	$28,067,535	$373,105	1.33%	$27,807,321	$253,412	0.91%

TABLE 13: LOAN PORTFOLIO AGING

(Dollars in thousands)	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019
Loan Balances:
Commercial
Nonaccrual	$42,036	$42,882	$49,916	$37,224	$43,931
90+ days and still accruing	—	1,374	1,241	1,855	382
60-89 days past due	2,168	8,952	8,873	3,275	12,860
30-59 days past due	48,271	23,720	86,129	77,324	51,487
Current	12,184,524	11,782,304	8,879,727	8,166,242	8,086,942
Total commercial	$12,276,999	$11,859,232	$9,025,886	$8,285,920	$8,195,602
Commercial real estate
Nonaccrual	$68,815	$64,557	$62,830	$26,113	$21,557
90+ days and still accruing	—	—	516	14,946	4,992
60-89 days past due	8,299	26,480	10,212	31,546	9,629
30-59 days past due	53,462	75,528	75,068	97,567	33,098
Current	8,292,566	8,034,180	8,036,905	7,850,104	7,379,391
Total commercial real estate	$8,423,142	$8,200,745	$8,185,531	$8,020,276	$7,448,667
Home equity
Nonaccrual	$6,329	$7,261	$7,243	$7,363	$7,920
90+ days and still accruing	—	—	—	—	—
60-89 days past due	70	—	214	454	95
30-59 days past due	1,148	1,296	2,096	3,533	3,100
Current	438,727	458,039	485,102	501,716	501,188
Total home equity	$446,274	$466,596	$494,655	$513,066	$512,303
Residential real estate
Nonaccrual	$22,069	$19,529	$18,965	$13,797	$13,447
90+ days and still accruing	—	—	605	5,771	3,244
60-89 days past due	814	1,506	345	3,089	1,868
30-59 days past due	2,443	4,400	28,983	18,041	1,433
Current	1,359,484	1,401,994	1,328,491	1,313,523	1,198,674
Total residential real estate	$1,384,810	$1,427,429	$1,377,389	$1,354,221	$1,218,666
Premium finance receivables
Nonaccrual	$21,080	$16,460	$21,058	$21,180	$16,540
90+ days and still accruing	12,177	35,638	16,505	11,517	10,612
60-89 days past due	38,286	42,353	12,730	12,119	26,606
30-59 days past due	80,732	61,160	70,185	51,342	44,767
Current	9,396,701	9,244,965	8,566,216	8,420,471	8,146,921
Total premium finance receivables	$9,548,976	$9,400,576	$8,686,694	$8,516,629	$8,245,446
Consumer and other
Nonaccrual	$422	$427	$403	$231	$224
90+ days and still accruing	175	156	78	287	117
60-89 days past due	273	4	625	40	55
30-59 days past due	493	281	207	344	272
Current	53,991	47,457	35,853	109,276	88,819
Total consumer and other	$55,354	$48,325	$37,166	$110,178	$89,487
Total loans, net of unearned income
Nonaccrual	$160,751	$151,116	$160,415	$105,908	$103,619
90+ days and still accruing	12,352	37,168	18,945	34,376	19,347
60-89 days past due	49,910	79,295	32,999	50,523	51,113
30-59 days past due	186,549	166,385	262,668	248,151	134,157
Current	31,725,993	30,968,939	27,332,294	26,361,332	25,401,935
Total loans, net of unearned income	$32,135,555	$31,402,903	$27,807,321	$26,800,290	$25,710,171

TABLE 14: NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")

	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(Dollars in thousands)	2020	2020	2020(1)	2019	2019
Loans past due greater than 90 days and still accruing (2):
Commercial	$—	$1,374	$1,241	$—	$—
Commercial real estate	—	—	516	—	—
Home equity	—	—	—	—	—
Residential real estate	—	—	605	—	—
Premium finance receivables	12,177	35,638	16,505	11,517	10,612
Consumer and other	175	156	78	163	53
Total loans past due greater than 90 days and still accruing	12,352	37,168	18,945	11,680	10,665
Non-accrual loans:
Commercial	42,036	42,882	49,916	37,224	43,931
Commercial real estate	68,815	64,557	62,830	26,113	21,557
Home equity	6,329	7,261	7,243	7,363	7,920
Residential real estate	22,069	19,529	18,965	13,797	13,447
Premium finance receivables	21,080	16,460	21,058	21,180	16,540
Consumer and other	422	427	403	231	224
Total non-accrual loans	160,751	151,116	160,415	105,908	103,619
Total non-performing loans:
Commercial	42,036	44,256	51,157	37,224	43,931
Commercial real estate	68,815	64,557	63,346	26,113	21,557
Home equity	6,329	7,261	7,243	7,363	7,920
Residential real estate	22,069	19,529	19,570	13,797	13,447
Premium finance receivables	33,257	52,098	37,563	32,697	27,152
Consumer and other	597	583	481	394	277
Total non-performing loans	$173,103	$188,284	$179,360	$117,588	$114,284
Other real estate owned	2,891	2,409	2,701	5,208	8,584
Other real estate owned - from acquisitions	6,326	7,788	8,325	9,963	8,898
Other repossessed assets	—	—	—	4	257
Total non-performing assets	$182,320	$198,481	$190,386	$132,763	$132,023
Accruing TDRs not included within non-performing assets	$46,410	$48,609	$47,049	$36,725	$45,178
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.34%	0.37%	0.57%	0.45%	0.54%
Commercial real estate	0.82	0.79	0.77	0.33	0.29
Home equity	1.42	1.56	1.46	1.44	1.55
Residential real estate	1.59	1.37	1.42	1.02	1.10
Premium finance receivables	0.35	0.55	0.43	0.39	0.34
Consumer and other	1.08	1.21	1.29	0.36	0.31
Total loans, net of unearned income	0.54%	0.60%	0.65%	0.44%	0.44%
Total non-performing assets as a percentage of total assets	0.42%	0.46%	0.49%	0.36%	0.38%
Allowance for loan losses as a percentage of total non-performing loans	188.30%	166.51%	120.46%	133.37%	141.54%

(1)
Prior to the adoption of ASU 2016-13, acquired loans with evidence of credit quality deterioration (purchased credit deteriorated loans, or "PCD loans") were excluded from non-performing loans. PCD loans that meet the definition of non-accrual or are greater than 90 days past-due and still accruing interest are now included in non-performing loans and resulted in a $37.3 million increase in non-accrual loans upon adoption of ASU 2016-13 as of January 1, 2020.

(2)	As of September 30, 2020, June 30, 2020, March 31, 2020, December 31, 2019, and September 30, 2019, no TDRs were past due greater than 90 days and still accruing interest.

Non-performing Loans Rollforward

	Three Months Ended					Nine Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Sep 30,	Sep 30,
(In thousands)	2020	2020	2020	2019	2019	2020	2019

Balance at beginning of period	$188,284	$179,360	$117,588	$114,284	$113,447	$117,588	$113,234
Additions from becoming non-performing in the respective period	19,771	20,803	32,195	30,977	20,781	72,769	65,378
Additions from the adoption of ASU 2016-13	—	—	37,285	—	—	37,285	—
Return to performing status	(6,202)	(2,566)	(486)	(243)	(407)	(9,254)	(14,531)
Payments received	(3,733)	(11,201)	(7,949)	(19,380)	(16,326)	(22,883)	(25,788)
Transfer to OREO and other repossessed assets	(598)	—	(1,297)	—	(1,493)	(1,895)	(3,061)
Charge-offs	(6,583)	(12,884)	(2,551)	(11,798)	(6,984)	(22,018)	(27,793)
Net change for niche loans (1)	(17,836)	14,772	4,575	3,748	5,266	1,511	6,845
Balance at end of period	$173,103	$188,284	$179,360	$117,588	$114,284	$173,103	$114,284

(1)	This includes activity for premium finance receivables and indirect consumer loans.

TDRs

	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(In thousands)	2020	2020	2020	2019	2019
Accruing TDRs:
Commercial	$7,863	$5,338	$6,500	$4,905	$14,099
Commercial real estate	10,846	19,106	18,043	9,754	10,370
Residential real estate and other	27,701	24,165	22,506	22,066	20,709
Total accrual	$46,410	$48,609	$47,049	$36,725	$45,178
Non-accrual TDRs: (1)
Commercial	$13,132	$20,788	$17,206	$13,834	$7,451
Commercial real estate	13,601	8,545	14,420	7,119	7,673
Residential real estate and other	5,392	5,606	4,962	6,158	6,006
Total non-accrual	$32,125	$34,939	$36,588	$27,111	$21,130
Total TDRs:
Commercial	$20,995	$26,126	$23,706	$18,739	$21,550
Commercial real estate	24,447	27,651	32,463	16,873	18,043
Residential real estate and other	33,093	29,771	27,468	28,224	26,715
Total TDRs	$78,535	$83,548	$83,637	$63,836	$66,308

(1)	Included in total non-performing loans.

Other Real Estate Owned

	Three Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(In thousands)	2020	2020	2020	2019	2019
Balance at beginning of period	$10,197	$11,026	$15,171	$17,482	$19,837
Disposals/resolved	(1,532)	(612)	(4,793)	(4,860)	(4,501)
Transfers in at fair value, less costs to sell	777	—	954	936	3,008
Additions from acquisition	—	—	—	2,179	—
Fair value adjustments	(225)	(217)	(306)	(566)	(862)
Balance at end of period	$9,217	$10,197	$11,026	$15,171	$17,482

	Period End
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
Balance by Property Type:	2020	2020	2020	2019	2019
Residential real estate	$1,839	$1,382	$1,684	$1,016	$1,250
Residential real estate development	—	—	—	810	1,282
Commercial real estate	7,378	8,815	9,342	13,345	14,950
Total	$9,217	$10,197	$11,026	$15,171	$17,482

TABLE 15: NON-INTEREST INCOME

	Three Months Ended					Q3 2020 compared to Q2 2020		Q3 2020 compared to Q3 2019
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(Dollars in thousands)	2020	2020	2020	2019	2019	$ Change	% Change	$ Change	% Change
Brokerage	$4,563	$4,147	$5,281	$4,859	$4,686	$416	10%	$(123)	(3)%
Trust and asset management	20,394	18,489	20,660	20,140	19,313	1,905	10	1,081	6
Total wealth management	24,957	22,636	25,941	24,999	23,999	2,321	10	958	4
Mortgage banking	108,544	102,324	48,326	47,860	50,864	6,220	6	57,680	113
Service charges on deposit accounts	11,497	10,420	11,265	10,973	9,972	1,077	10	1,525	15
Gains (losses) on investment securities, net	411	808	(4,359)	587	710	(397)	(49)	(299)	(42)
Fees from covered call options	—	—	2,292	1,243	—	—	NM	—	NM
Trading gains (losses), net	183	(634)	(451)	46	11	817	NM	172	NM
Operating lease income, net	11,717	11,785	11,984	12,487	12,025	(68)	(1)	(308)	(3)
Other:
Interest rate swap fees	4,029	5,693	6,066	2,206	4,811	(1,664)	(29)	(782)	(16)
BOLI	1,218	1,950	(1,284)	1,377	830	(732)	(38)	388	47
Administrative services	1,077	933	1,112	1,072	1,086	144	15	(9)	(1)
Foreign currency remeasurement (losses) gains	(54)	(208)	(151)	261	(55)	154	74	1	(2)
Early pay-offs of capital leases	165	275	74	24	6	(110)	(40)	159	NM
Miscellaneous	6,849	6,011	12,427	9,085	10,878	838	14	(4,029)	(37)
Total Other	13,284	14,654	18,244	14,025	17,556	(1,370)	(9)	(4,272)	(24)
Total Non-Interest Income	$170,593	$161,993	$113,242	$112,220	$115,137	$8,600	5%	$55,456	48%
NM - Not meaningful.

	Nine Months Ended
	Sep 30,	Sep 30,	$	%
(Dollars in thousands)	2020	2019	Change	Change
Brokerage	$13,991	$13,966	$25	—%
Trust and asset management	59,543	58,149	1,394	2
Total wealth management	73,534	72,115	1,419	2
Mortgage banking	259,194	106,433	152,761	144
Service charges on deposit accounts	33,182	28,097	5,085	18
(Losses) gains on investment securities, net	(3,140)	2,938	(6,078)	NM
Fees from covered call options	2,292	2,427	(135)	(6)
Trading losses, net	(902)	(204)	(698)	NM
Operating lease income, net	35,486	34,554	932	3
Other:
Interest rate swap fees	15,788	10,866	4,922	45
BOLI	1,884	3,570	(1,686)	(47)
Administrative services	3,122	3,125	(3)	—
Foreign currency remeasurement (loss) gain	(413)	522	(935)	NM
Early pay-offs of leases	514	11	503	NM
Miscellaneous	25,287	30,498	(5,211)	(17)
Total Other	46,182	48,592	(2,410)	(5)
Total Non-Interest Income	$445,828	$294,952	$150,876	51%
NM - Not meaningful.

TABLE 16: MORTGAGE BANKING

	Three Months Ended					Nine Months Ended
(Dollars in thousands)	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Originations and Commitments:
Retail originations	$1,590,699	$1,588,932	$773,144	$782,122	$913,631	$3,952,775	$1,948,743
Correspondent originations	—	—	—	4,024	50,639	—	381,705
Veterans First originations	635,876	621,878	442,957	459,236	456,005	1,700,711	922,091
Total originations for sale (A)	$2,226,575	$2,210,810	$1,216,101	$1,245,382	$1,420,275	$5,653,486	$3,252,539
Originations for investment	73,711	56,954	73,727	105,911	154,897	204,392	354,823
Total originations	$2,300,286	$2,267,764	$1,289,828	$1,351,293	$1,575,172	$5,857,878	$3,607,362

Purchases as a percentage of originations for sale	41%	30%	37%	40%	48%	36%	57%
Refinances as a percentage of originations for sale	59	70	63	60	52	64	43
Total	100%	100%	100%	100%	100%	100%	100%

Mandatory commitments to fund originations for sale (1)	$1,962,817	$1,275,648	$1,375,162	$372,357	$433,009

Production Margin:
Production revenue (B) (2)	$94,148	$93,433	$49,327	$34,622	$40,924	$236,908	$87,425
Production margin (B / A)	4.23%	4.23%	4.06%	2.78%	2.88%	4.19%	2.69%

Mortgage Servicing:
Loans serviced for others (C)	$10,139,878	$9,188,285	$8,314,634	$8,243,251	$7,901,045
MSRs, at fair value (D)	86,907	77,203	73,504	85,638	75,585
Percentage of MSRs to loans serviced for others (D / C)	0.86%	0.84%	0.88%	1.04%	0.96%
Servicing income	$8,118	$6,908	$7,031	$6,247	$5,989	$22,057	$16,909

Components of MSR:
MSR - current period capitalization	$20,936	$20,351	$9,447	$14,532	$14,029	$50,734	$30,411
MSR - collection of expected cash flows - paydowns	(590)	(419)	(547)	(483)	(456)	(1,556)	(1,418)
MSR - collection of expected cash flows - payoffs	(7,272)	(8,252)	(6,476)	(6,325)	(6,781)	(22,000)	(11,892)
Valuation:
MSR - changes in fair value model assumptions	(3,002)	(7,982)	(14,557)	2,329	(4,058)	(25,541)	(17,107)
Gain (loss) on derivative contract held as an economic hedge, net	—	589	4,160	(483)	82	4,749	1,002
MSR valuation adjustment, net of gain/(loss) on derivative contract held as an economic hedge	$(3,002)	$(7,393)	$(10,397)	$1,846	$(3,976)	$(20,792)	$(16,105)

Summary of Mortgage Banking Revenue:
Production revenue (2)	$94,148	$93,433	$49,327	$34,622	$40,924	$236,908	$87,425
Servicing income	8,118	6,908	7,031	6,247	5,989	22,057	16,909
MSR activity	10,072	4,287	(7,973)	9,570	2,816	6,386	996
Other	(3,794)	(2,304)	(59)	(2,579)	1,135	(6,157)	1,103
Total mortgage banking revenue	$108,544	$102,324	$48,326	$47,860	$50,864	$259,194	$106,433

(1)	Certain volume adjusted for the estimated pull-through rate of the loan, which represents the Company’s best estimate of the likelihood that a committed loan will ultimately fund.

(2)
Production revenue represents revenue earned from the origination and subsequent sale of mortgages, including gains on loans sold and fees from originations, processing and other related activities, and excludes servicing fees, changes in the fair value of servicing rights and changes to the mortgage recourse obligation and other non-production revenue.

TABLE 17: NON-INTEREST EXPENSE

	Three Months Ended					Q3 2020 compared to Q2 2020		Q3 2020 compared to Q3 2019
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(Dollars in thousands)	2020	2020	2020	2019	2019	$ Change	% Change	$ Change	% Change
Salaries and employee benefits:
Salaries	$89,849	$87,105	$81,286	$82,888	$78,067	$2,744	3%	$11,782	15%
Commissions and incentive compensation	48,475	46,151	31,575	40,226	40,289	2,324	5	8,186	20
Benefits	25,718	20,900	23,901	22,827	22,668	4,818	23	3,050	13
Total salaries and employee benefits	164,042	154,156	136,762	145,941	141,024	9,886	6	23,018	16
Equipment	17,251	15,846	14,834	14,485	13,314	1,405	9	3,937	30
Operating lease equipment depreciation	9,425	9,292	9,260	9,766	8,907	133	1	518	6
Occupancy, net	15,830	16,893	17,547	17,132	14,991	(1,063)	(6)	839	6
Data processing	5,689	10,406	8,373	7,569	6,522	(4,717)	(45)	(833)	(13)
Advertising and marketing	7,880	7,704	10,862	12,517	13,375	176	2	(5,495)	(41)
Professional fees	6,488	7,687	6,721	7,650	8,037	(1,199)	(16)	(1,549)	(19)
Amortization of other intangible assets	2,701	2,820	2,863	3,017	2,928	(119)	(4)	(227)	(8)
FDIC insurance	6,772	7,081	4,135	1,348	148	(309)	(4)	6,624	NM
OREO expense, net	(168)	237	(876)	536	1,170	(405)	NM	(1,338)	NM
Other:
Commissions - 3rd party brokers	778	707	865	717	734	71	10	44	6
Postage	1,529	1,591	1,949	2,220	2,321	(62)	(4)	(792)	(34)
Miscellaneous	26,002	24,948	21,346	26,693	21,083	1,054	4	4,919	23
Total other	28,309	27,246	24,160	29,630	24,138	1,063	4	4,171	17
Total Non-Interest Expense	$264,219	$259,368	$234,641	$249,591	$234,554	$4,851	2%	$29,665	13%
NM - Not meaningful.

	Nine Months Ended
	Sep 30,	Sep 30,	$	%
(Dollars in thousands)	2020	2019	Change	Change
Salaries and employee benefits:
Salaries	$258,240	$227,464	$30,776	14%
Commissions and incentive compensation	126,201	108,374	17,827	16
Benefits	70,519	64,641	5,878	9
Total salaries and employee benefits	454,960	400,479	54,481	14
Equipment	47,931	37,843	10,088	27
Operating lease equipment depreciation	27,977	25,994	1,983	8
Occupancy, net	50,270	47,157	3,113	7
Data processing	24,468	20,251	4,217	21
Advertising and marketing	26,446	36,078	(9,632)	(27)
Professional fees	20,896	19,821	1,075	5
Amortization of other intangible assets	8,384	8,827	(443)	(5)
FDIC insurance	17,988	7,851	10,137	NM
OREO expense, net	(807)	3,092	(3,899)	NM
Other:
Commissions - 3rd party brokers	2,350	2,201	149	7
Postage	5,069	7,377	(2,308)	(31)
Miscellaneous	72,296	61,564	10,732	17
Total other	79,715	71,142	8,573	12
Total Non-Interest Expense	$758,228	$678,535	$79,693	12%
NM - Not meaningful.

TABLE 18: SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), taxable-equivalent net interest margin (including its individual components), the taxable-equivalent efficiency ratio, tangible common equity ratio, tangible book value per common share, return on average tangible common equity and pre-tax income, excluding provision for credit losses. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the Company's interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis using tax rates effective as of the end of the period. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a fully taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. The Company references the return on average tangible common equity as a measurement of profitability. Management considers pre-tax income, excluding provision for credit losses, as a useful measurement of the Company's core net income.

	Three Months Ended					Nine Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Sep 30,	Sep 30,
(Dollars and shares in thousands)	2020	2020	2020	2019	2019	2020	2019
Reconciliation of Non-GAAP Net Interest Margin and Efficiency Ratio:
(A) Interest Income (GAAP)	$311,156	$329,816	$344,067	$349,731	$354,627	$985,039	$1,035,411
Taxable-equivalent adjustment:
- Loans	481	576	860	892	978	1,917	3,043
- Liquidity Management Assets	546	538	551	573	574	1,635	1,707
- Other Earning Assets	1	3	2	1	5	6	8
(B) Interest Income (non-GAAP)	$312,184	$330,933	$345,480	$351,197	$356,184	$988,597	$1,040,169
(C) Interest Expense (GAAP)	$55,220	$66,685	$82,624	$87,852	$89,775	$204,529	$242,371
(D) Net Interest Income (GAAP) (A minus C)	$255,936	$263,131	$261,443	$261,879	$264,852	$780,510	$793,040
(E) Net Interest Income (non-GAAP) (B minus C)	$256,964	$264,248	$262,856	$263,345	$266,409	$784,068	$797,798
Net interest margin (GAAP)	2.56%	2.73%	3.12%	3.17%	3.37%	2.79%	3.56%
Net interest margin, fully taxable-equivalent (non-GAAP)	2.57%	2.74%	3.14%	3.19%	3.39%	2.80%	3.58%
(F) Non-interest income	$170,593	$161,993	$113,242	$112,220	$115,137	$445,828	$294,952
(G) Gains (losses) on investment securities, net	411	808	(4,359)	587	710	(3,140)	2,938
(H) Non-interest expense	264,219	259,368	234,641	249,591	234,554	758,228	678,535
Efficiency ratio (H/(D+F-G))	62.01%	61.13%	61.90%	66.82%	61.84%	61.67%	62.53%
Efficiency ratio (non-GAAP) (H/(E+F-G))	61.86%	60.97%	61.67%	66.56%	61.59%	61.49%	62.26%

Reconciliation of Non-GAAP Tangible Common Equity Ratio:
Total shareholders’ equity (GAAP)	$4,074,089	$3,990,218	$3,700,393	$3,691,250	$3,540,325
Less: Non-convertible preferred stock (GAAP)	(412,500)	(412,500)	(125,000)	(125,000)	(125,000)
Less: Intangible assets (GAAP)	(683,314)	(685,581)	(687,626)	(692,277)	(627,972)
(I) Total tangible common shareholders’ equity (non-GAAP)	$2,978,275	$2,892,137	$2,887,767	$2,873,973	$2,787,353
(J) Total assets (GAAP)	$43,731,718	$43,540,017	$38,799,847	$36,620,583	$34,911,902
Less: Intangible assets (GAAP)	(683,314)	(685,581)	(687,626)	(692,277)	(627,972)
(K) Total tangible assets (non-GAAP)	$43,048,404	$42,854,436	$38,112,221	$35,928,306	$34,283,930
Common equity to assets ratio (GAAP) (L/J)	8.4%	8.2%	9.2%	9.7%	9.8%
Tangible common equity ratio (non-GAAP) (I/K)	6.9%	6.7%	7.6%	8.0%	8.1%

	Three Months Ended					Nine Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Sep 30,	Sep 30,
(Dollars and shares in thousands)	2020	2020	2020	2019	2019	2020	2019
Reconciliation of Non-GAAP Tangible Book Value per Common Share:
Total shareholders’ equity	$4,074,089	$3,990,218	$3,700,393	$3,691,250	$3,540,325
Less: Preferred stock	(412,500)	(412,500)	(125,000)	(125,000)	(125,000)
(L) Total common equity	$3,661,589	$3,577,718	$3,575,393	$3,566,250	$3,415,325
(M) Actual common shares outstanding	57,602	57,574	57,545	57,822	56,698
Book value per common share (L/M)	$63.57	$62.14	$62.13	$61.68	$60.24
Tangible book value per common share (non-GAAP) (I/M)	$51.70	$50.23	$50.18	$49.70	$49.16

Reconciliation of Non-GAAP Return on Average Tangible Common Equity:
(N) Net income applicable to common shares	$97,029	$19,609	$60,762	$83,914	$97,071	$177,400	$263,583
Add: Intangible asset amortization	2,701	2,820	2,863	3,017	2,928	8,384	8,827
Less: Tax effect of intangible asset amortization	(589)	(832)	(799)	(793)	(773)	(2,079)	(2,277)
After-tax intangible asset amortization	2,112	1,988	2,064	2,224	2,155	6,305	6,550
(O) Tangible net income applicable to common shares (non-GAAP)	$99,141	$21,597	$62,826	$86,138	$99,226	$183,705	$270,133
Total average shareholders' equity	$4,034,902	$3,908,846	$3,710,169	$3,622,184	$3,496,714	$3,885,187	$3,407,398
Less: Average preferred stock	(412,500)	(273,489)	(125,000)	(125,000)	(125,000)	(270,849)	(125,000)
(P) Total average common shareholders' equity	$3,622,402	$3,635,357	$3,585,169	$3,497,184	$3,371,714	$3,614,338	$3,282,398
Less: Average intangible assets	(684,717)	(686,526)	(690,777)	(689,286)	(630,279)	(687,331)	(625,800)
(Q) Total average tangible common shareholders’ equity (non-GAAP)	$2,937,685	$2,948,831	$2,894,392	$2,807,898	$2,741,435	$2,927,007	$2,656,598
Return on average common equity, annualized (N/P)	10.66%	2.17%	6.82%	9.52%	11.42%	6.56%	10.74%
Return on average tangible common equity, annualized (non-GAAP) (O/Q)	13.43%	2.95%	8.73%	12.17%	14.36%	8.38%	13.60%

Reconciliation of Non-GAAP Pre-Tax, Pre-Provision Income:
Income before taxes	$137,284	$30,703	$87,083	$116,682	$134,601	$255,070	$363,419
Add: Provision for credit losses	25,026	135,053	52,961	7,826	10,834	213,040	46,038
Pre-tax income, excluding provision for credit losses (non-GAAP)	$162,310	$165,756	$140,044	$124,508	$145,435	$468,110	$409,457

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, N.A., Hinsdale Bank & Trust Company, N.A., Wintrust Bank, N.A., in Chicago, Libertyville Bank & Trust Company, N.A., Barrington Bank & Trust Company, N.A., Crystal Lake Bank & Trust Company, N.A., Northbrook Bank & Trust Company, N.A., Schaumburg Bank & Trust Company, N.A., Village Bank & Trust, N.A., in Arlington Heights, Beverly Bank & Trust Company, N.A. in Chicago, Wheaton Bank & Trust Company, N.A., State Bank of The Lakes, N.A., in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company, N.A. and Town Bank, N.A., in Hartland, Wisconsin.

In addition to the locations noted above, the banks also operate facilities in Illinois in Addison, Algonquin, Aurora, Bloomingdale, Bolingbrook, Buffalo Grove, Burbank, Cary, Clarendon Hills, Crete, Countryside, Darien, Deerfield, Des Plaines, Downers Grove, Elgin, Elk Grove Village, Elmhurst, Evanston, Evergreen Park, Frankfort, Geneva, Glen Ellyn, Glencoe, Glenview, Gurnee, Grayslake, Hanover Park, Highland Park, Highwood, Hoffman Estates, Homer Glen, Itasca, Joliet, Lake Bluff, Lake Villa, Lansing, Lemont, Lindenhurst, Lynwood, Markham, Maywood, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Norridge, Oak Lawn, Oak Brook, Orland Park, Palatine, Park Ridge, Prospect Heights, Ravinia, Riverside, Rolling Meadows, Roselle, Round Lake Beach, Shorewood, Skokie, South Holland, Spring Grove, Steger, Stone Park, Vernon Hills, Wauconda, Waukegan, Western Springs, Willowbrook, Wilmette, Winnetka and Wood Dale, and in Wisconsin in Albany, Burlington, Clinton, Darlington, Delafield, Delavan, Elm Grove, Genoa City, Kenosha, Lake Geneva, Madison, Menomonee Falls, Milwaukee, Monroe, Pewaukee, Racine, Sharon, Wales, Walworth and Wind Lake, and in Dyer, Indiana and in Naples, Florida.

Additionally, the Company operates various non-bank business units:

•
FIRST Insurance Funding, a division of Lake Forest Bank & Trust Company, N.A., and Wintrust Life Finance, a division of Lake Forest Bank & Trust Company, N.A., serve commercial and life insurance loan customers, respectively, throughout the United States.

•	First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada.

•
Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.

•
Wintrust Mortgage, a division of Barrington Bank & Trust Company, N.A., engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.

•	Wintrust Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.

•	Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.

•	The Chicago Trust Company, N.A., a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.

•	Wintrust Asset Finance offers direct leasing opportunities.

•	CDEC provides Qualified Intermediary services (as defined by U.S. Treasury regulations) for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, such as the impacts of the COVID-19 pandemic, and which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2019 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•
the severity, magnitude and duration of the COVID-19 pandemic and the direct and indirect impact of such pandemic, as well as responses to the pandemic by the government, businesses and consumers, on our operations and personnel, commercial activity and demand across our business and our customers’ businesses;

•
the disruption of global, national, state and local economies associated with the COVID-19 pandemic, which could affect the Company’s liquidity and capital positions, impair the ability of our borrowers to repay outstanding loans, impair collateral values and further increase our allowance for credit losses;

•	the impact of the COVID-19 pandemic on our financial results, including possible lost revenue and increased expenses (including the cost of capital), as well as possible goodwill impairment charges;

•
economic conditions that affect the economy, housing prices, the job market and other factors that may adversely affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	negative effects suffered by us or our customers resulting from changes in U.S. trade policies;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•	the financial success and economic viability of the borrowers of our commercial loans;

•	commercial real estate market conditions in the Chicago metropolitan area and southern Wisconsin;

•	the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for credit losses;

•	inaccurate assumptions in our analytical and forecasting models used to manage our loan portfolio;

•
changes in the level and volatility of interest rates, the capital markets and other market indices (including developments and volatility arising from or related to the COVID-19 pandemic) that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•
a prolonged period of near zero interest rates and potentially negative interest rates, either broadly or for some types of instruments, which may affect the Company’s net interest income and net interest margin, and which could materially adversely affect the Company’s profitability;

•
competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services), which may result in loss of market share and reduced income from deposits, loans, advisory fees and income from other products;

•	failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of the Company’s recent or future acquisitions;

•	unexpected difficulties and losses related to FDIC-assisted acquisitions;

•	harm to the Company’s reputation;

•	any negative perception of the Company’s financial strength;

•	ability of the Company to raise additional capital on acceptable terms when needed;

•	disruption in capital markets, which may lower fair values for the Company’s investment portfolio;

•	ability of the Company to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations and to manage risks associated therewith;

•	failure or breaches of our security systems or infrastructure, or those of third parties;

•	security breaches, including denial of service attacks, hacking, social engineering attacks, malware intrusion or data corruption attempts and identity theft;

•	adverse effects on our information technology systems resulting from failures, human error or cyberattacks;

•	adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;

•	increased costs as a result of protecting our customers from the impact of stolen debit card information;

•	accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;

•	ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	environmental liability risk associated with lending activities;

•	the impact of any claims or legal actions to which the Company is subject, including any effect on our reputation;

•	losses incurred in connection with repurchases and indemnification payments related to mortgages and increases in reserves associated therewith;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the soundness of other financial institutions;

•	the expenses and delayed returns inherent in opening new branches and de novo banks;

•	examinations and challenges by tax authorities, and any unanticipated impact of the Tax Act;

•	changes in accounting standards, rules and interpretations such as the new CECL standard and related changes to address the impact of COVID-19, and the impact on the Company’s financial statements;

•	the ability of the Company to receive dividends from its subsidiaries;

•	uncertainty about the discontinued use of LIBOR and transition to an alternative rate;

•	a decrease in the Company’s capital ratios, including as a result of declines in the value of its loan portfolios, or otherwise;

•
legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies, including those changes that are in response to the COVID-19 pandemic, including without limitation the CARES Act and the rules and regulations that may be promulgated thereunder;

•	a lowering of our credit rating;

•	changes in U.S. monetary policy and changes to the Federal Reserve’s balance sheet, including changes in response to the COVID-19 pandemic or otherwise;

•	regulatory restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business;

•	increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the regulatory environment;

•	the impact of heightened capital requirements;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	the Company’s ability to comply with covenants under its credit facility; and

•	fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEBCAST AND REPLAY

The Company will hold a conference call on Thursday, October 22, 2020 at 1:00 p.m. (Central Time) regarding third quarter and year-to-date 2020 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #5903949. A simultaneous audio-only webcast and replay of the conference call as well as an accompanying slide presentation may be accessed via the Company’s website at https://www.wintrust.com, Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the third quarter and year-to-date 2020 earnings press release will be available on the home page of the Company’s website at https://www.wintrust.com and at the Investor Relations, Investor News and Events, Press Releases link on its website.